SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     March 20, 2007

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 20, 2007, Mr. Gary R. Johnson, Vice President and General Counsel of Xcel Energy Inc. (the “Company”), announced his intention to retire, effective March 31, 2007.  Mr. Johnson had served as General Counsel of Xcel Energy for more than 18 years.     Also on March 20, 2007, Mr. Johnson and the Company entered into an agreement providing for the compensation and benefits he is to receive from the Company following his retirement.

This agreement recognizes that Mr. Johnson will be entitled following his retirement to receive all benefits for which he qualifies under the terms of Company plans, programs, policies and practices under which he is covered.  The benefits that Mr. Johnson is entitled to receive upon termination include:

•                                          the ability to exercise outstanding stock options through the end of their respective terms,

•                                          participation in outstanding performance share and restricted stock units awarded in 2005 in accordance with their terms, with an estimated value, assuming payout at target and a March 20, 2007 stock price, of approximately $805,970 (performance share and restricted stock units awarded in 2006 and 2007 will be forfeited upon retirement unless the Governance, Compensation and Nominating Committee of the Board of Directors acts to provide a benefit to participants who retire during the term of an award, and permits Mr. Johnson to be included in this group)

•                                          vested benefits under the Company’s pension plan, non-qualified pension plan and Supplemental Executive Retirement Plan (“SERP”) (i.e., taking into account any reductions for early retirement) (estimated to have a present value of approximately $4,535,257)

•                                          accrued vacation/paid time off ($34,298 as of March 16, 2007, subject to adjustment through March 31, 2007)

•                                          vested benefits under the Company’s 401(k) plan and deferred compensation plan

•                                          post-employment/ retirement coverage under the Company’s group health and life plans (with an estimated value of premiums for group term life insurance of approximately $3,200; premiums for group health being fully retiree-paid)

In addition, the agreement provides that Mr. Johnson will be entitled to the following additional benefits:

•                                          a cash payment  of $56,375 representing one-fourth of his 2007 annual incentive target award (such payment to be made at the time the 2007 annual incentive is paid to other participants in February 2008)

•                                          a cash payment of $1,070,000, payable in a lump sum on October 15, 2007

•                                          a cash payment, payable in a lump sum on October 15, 2007, equal to the actuarial equivalent present value of credits under the pension plan and nonqualified pension plan, deferred compensation plan and SERP that would be needed to allow him  to reach the age and years of service criteria, the so-called “Rule of 90”, when benefits would be unreduced for early retirement by continuing employment through and retiring at November 1, 2007 (estimated to be approximately $180,583)

•                                          a cash payment, payable in a lump sum on October 15, 2007, equal to the actuarial equivalent present value of the estimated difference in the amount of retiree medical premiums that he would be required to pay from April 1, 2007 through March 31, 2009 and those medical premiums he would have paid as an active employee for such period (estimated to be approximately $27,693)

•                                          executive life insurance coverage until December 31, 2011 equal to his coverage currently in force (200% of final base salary) (estimated premiums of approximately $83,000).

As a condition to and in consideration of receiving these benefits, Mr. Johnson has agreed to sign a release of claims agreement.  These additional benefits are less than Mr. Johnson would have received if his employment was terminated without cause under the Company’s 2003 Severance and Change in Control Policy (pursuant to which he would be entitled, among other things, to two times salary and target bonus).

Item 9.01. Financial Statements and Exhibits

(c) Exhibit

Exhibit No.	Description
10.01	Agreement, dated March 20, 2007 between Mr. Gary R. Johnson and Xcel Energy Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/ Benjamin G.S. Fowke III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

March 23, 2007